The Boeing Company

P.O. Box 3707

Seattle, WA 98124 2207

Addendum to 6-1163-WEB-1047

GAC, Inc.

PO Box 309, Ugland House

Grand Cayman

KY1-1104

Cayman Islands

Subject: Addendum to Accommodations for 737 MAX Disruption

Reference: Accommodations for 737 MAX Disruption Agreement No. 6-1163-WEB 1047, between GAC, Inc. (Customer) and The Boeing Company (Boeing), dated March 20, 2020.

Under the Agreement Customer agreed to take delivery of [****] Leased Aircraft [****].

Subsequent to the execution of the Agreement, [****] Customer agreed to take delivery of [****].

Additionally, Boeing agrees to [****] under the Agreement.

All other terms and conditions of the Agreement remain in full force and effect.

Confidentiality.

The information contained herein represents confidential business information and has value precisely because it is not available generally or to other parties. Customer will limit the disclosure of its contents to its employees with a need to know the contents for purposes of helping Customer perform its respective obligations under this Agreement and who understand they are not to disclose its contents to any other person or entity without the prior written consent of Boeing. In addition to any equitable relief that may be available to Boeing, in the event of a breach of this clause by Customer, Boeing may rescind the considerations provided under this Agreement and Customer will be obligated to reimburse Boeing for the above accommodations.

Please indicate Customer’s acceptance of this Agreement on or before June 24, 2020, after which date this offer will expire.

ACCEPTED AND AGREED TO

GAC, Inc.

[****]

The Boeing Company

[****]

Attachment A: Wire Transfer Request - Required Information

Correspondent Bank (if applicable)

•       Bank Name:

•       Bank Address:

•       Country:

•       Account Number:

•       Routing Code (SWIFT code if International):

Beneficiary Bank

[****]

Final Beneficiary

[****]